                                                      Filed Pursuant to
                                                      Rule 424(b)(3)
                                                      Registration No. 333-41435

Prospectus Supplement
(To Prospectus dated December 10, 1997)

                           Tele-Communications, Inc.
                        Series A TCI Group Common Stock

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     Toronto Dominion (New York), Inc. ("TD") will use this prospectus supplement and the prospectus to which it relates in connection with the sale of up to 4,935,780 shares (the "TCOMA Maximum Amount") of Tele-Communications,
Inc. Series A TCI Group Common Stock, $1.00 par value ("TCOMA"). If the TCOMA Maximum Amount is sold, TD will hold no shares of TCOMA acquired pursuant to the Swap Facility or the Master Agreement described under "Shares Being Offered and Selling Stockholder(s)" in the prospectus to which this prospectus supplement relates.

     On February 25, 1999, TD sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated 840,000 shares of TCOMA at $63.6166 per share. In connection with such sale TD received commissions of $.04 per share from the Company for each share of TCOMA sold. These commissions may be deemed to be underwriting commissions under the Securities Act of 1933. Immediately following the sale described above, TD owned 4,095,780 shares of TCOMA (which represents less than 1% of the outstanding shares of TCOMA).

     TD has sold all shares of Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, $1.00 par value ("TCIVA"), acquired pursuant to the Swap Facility or the Master Agreement described under "Shares Being Offered and Selling Stockholder(s)" in the prospectus to which this prospectus supplement relates. TD currently owns 4,425,962 shares if TCIVA (which represents approximately 1.1% of the outstanding shares of TCIVA).

     Within the past three years, TD and/or affiliates thereof have:

     (1) established existing credit facilities for the Company and its affiliates having an aggregate principal amount of approximately $672.8 million;

     (2) entered into various swap transactions with the Company and its subsidiaries having an aggregate notional amount of approximately $689.4 million, which notional amount as of February 25, 1999 was approximately $484 million; and

     (3) established credit facilities for the Company's affiliates having an aggregate principal amount of approximately $192 million, which facilities have since terminated.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

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          The date of this Prospectus Supplement is February 26, 1999